Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s third quarter 2007 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike.

This conference call includes forward-looking statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat, and again, welcome everyone to our third quarter 2007 earnings call. We have a robust set of topics to discuss with you today in addition to our standard metrics and a review of our third quarter and year to date financial performance.

The Company posted record revenue and earnings in the third quarter. To share with you the details, let me turn the call back over to Pat.

Pat

Thanks Mike.

For the three months ended September 30, 2007, the Company achieved revenue for the quarter of $14 million, compared to $13.3 million during the same period in 2006, a 5% increase. For the nine months ended September 30, 2007, the Company achieved revenue of $38.1 million, compared to $33.5 million during the same period in 2006, a 14% increase.

For the three months ended September 30, 2007, net income for the Company was $2.5 million or $0.36 per share, compared to $2.3 million or $0.34 per share for the same period in 2006. This represents an increase of 7% in net income and 6% in earnings per share for the quarter. Net income was 18% of revenue, up from 14% for the second quarter, which brings the Company up to 15% year-to-date.

For the nine-months ended September 30, 2007, net income for the Company was $5.7 million or $0.82 per diluted share, compared to $4.9 million or $0.70 per diluted share for the same period in 2006—an 18% increase in net income and a 17% increase in diluted earnings per share for the nine-month period.

During the second quarter 2007, direct expenses as a percentage of revenue were 43% — the same as in 2006. We continue to maintain our direct expenses within the model and an increasing mix of higher margin improvement products as a percentage of total revenue. Our annual goal for direct expenses remains in the range of 43 to 45% of revenue.

During the third quarter, the selling, general and administrative costs were $3.2 million, compared to $3 million in 2006, and were 23% of revenue, compared to 22% in the same quarter 2006.

Depreciation and amortization were 5% of revenue during both the 2007 and 2006 third quarters. We expect this expense to remain within our model of 4.5 to 6.0% of revenue in 2007.

Cash flow from operations for the third quarter was $3.1 million, compared to $1.0 million for the same period in 2006. During the first nine months of 2007, we reduced notes payable from the TGI acquisition by $4.3 million. Cash and short-term investments as of September 30, 2007, were $2.9 million.

I will now turn the call back over to Mike for additional comments.

Mike:

Thank you, Pat.

Regarding the metrics we publicly report, let me start with sales. Our sales efforts continue to produce by broadening relationships with current clients, as well as bringing new clients on board. Net new sales for the third quarter were $2.5 million. Healthcare Market Guide sales for the third quarter were $623,000 compared to second quarter sales of $371,000 and first quarter sales of $271,000.

Total Recurring Contract Value for the third quarter ended at $48.6 million of which 98% is from commercial contracts which have increased 20% year-over-year.

As Pat touched upon, in addition to the absolute growth in commercial contract value, our product mix is shifting towards higher margin membership and improvement-based products. A case in point is a large healthcare system that recently selected NRC Picker primarily due to our unique portfolio of improvement products. While that is not new news, approximately 40% of this client’s contract is comprised of higher-margin improvement tools with the balance being measurement services. This focus on improvement products within the NRC Picker business unit combined with our efforts to grow Healthcare Market Guide and The Governance Institute should continue this trend towards a larger proportion of high-margin subscription based revenue.

On the new product development front, as you know we have built a robust pipeline of additional products that are being market tested. Today I am pleased to announce two new membership programs that we have rolled out under the banner of The Governance Institute. The first is the TGI Board Support Program. This program provides the tools and resources that enable the board coordinator’s function within healthcare organizations to excel. Best practices content covering scheduling, record keeping, updating bylaws, trustee orientation and continuing education, performance evaluation, and regulatory compliance are a few of the topical areas for which we have tailored member benefits to address. The market’s acceptance of the Board Support Program has far exceeded our charter membership requirements for program launch. In fact, at the inaugural Board Support Conference held in August, over 100 of TGI’s 500 members were represented with an amazing 100% positive rating. Given such broad base and immediate demand for the program, we have elected to roll all of the member benefits of this new program into the basic TGI membership. This decision has, in essence, created an instant enrollment of 500 current TGI members in the new program. The price point of the basic TGI membership with this enhanced set of member benefits was increased by 36% for current TGI members and an increased membership fee structure for new members is in place.

The second new membership program TGI has rolled out is The Medical Leadership Institute. This second program was driven by our witnessing an increasing number of physicians attending The Governance Institute leadership conferences over the past few years. It was clear to us from this trend, as well as from member feedback, that healthcare organizations have an unmet need to strengthen physician leaders’ management skills by providing them the tools, resources and best practices. The Medical Leadership Institute member benefits mirror the slate of deliverables included in TGI’s basic membership, all of which have been tailored to the needs of the medical leadership of hospitals and healthcares systems. The Medical Leadership Institute charter conference was attended by 30 TGI members and non-member organizations, which is far closer to anticipated levels. The Medical Leadership Institute membership fee is $15,950 annually, matching the fee structure of The Governance Institute.

With the introduction of the Board Support component to the basic TGI membership and The Medical Leadership Institute program, we have now moved the opportunity for TGI from 3,000 hospitals at an $11,500 annual fee structure or $34.5 million, to $95.7 million. Given the margins inherent in the TGI business model combined with its prospects for growth, I look forward to TGI adding to NRC’s consolidated financial performance going forward. As well, the TGI membership model approach to subscription-based products will be built upon by other NRC divisions in the coming quarters. All this to say, TGI has been, and should continue to be, a positive acquisition for NRC.

During our last earnings call, I outlined our moves which created Healthcare Market Guide as a separate business unit of NRC. I’m happy to report with that clarity of focus and all dedicated resources in place that HCMG is moving forward towards achieving its goal of doubling revenue and more than doubling earnings by year-end 2009. This move has also crystallized the untapped opportunity to cross sell products between NRC Picker, Healthcare Market Guide and TGI. In fact, of the 1,100 healthcare systems in the United States that do business with NRC, 90% only do business with one of the three business units, 9% do business with two of the three units, and only 1%, or 13 clients, do business with all three. This simple fact has documented for management that NRC could double revenue by capitalizing on this installed base of clients. Consequently, in addition to each business unit doing more for its respective clients and gaining market share in their own right, we are accelerating our efforts to maximize the established client relationships we have to drive revenue across divisions.

________, I would now open the call to questions.

Thank you all for your time today and as always, Pat and I look forward to speaking to you on our next call.

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